Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,980,000,000.00	0.0001381	$ 273,438.00
Fees Previously Paid
	Total Transaction Valuation:	$ 1,980,000,000.00
	Total Fees Due for Filing:			$ 273,438.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 273,438.00
Offering Note
[1]	(1) Estimated solely for purposes of calculating the amount of the filing fee and calculated in accordance with Rule 0-11(d) under the Securities Exchange Act of 1934, as amended. This amount is based on the purchase of up to 100,000,000 fully paid-up equity share(s) of face value of INR 5/- (Rupees Five only) each at the tender offer price of INR 1,800/- (Rupees One Thousand Eight Hundred only) per equity share (or USD $19.80 per equity share). (2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, equals $138.10 per million dollars of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A